Columbia Financial, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2018

Fair Lawn, New Jersey (January 31, 2019): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK) reported net income of $14.9 million, or $0.13 per basic and diluted share, for the quarter ended December 31, 2018, compared to net income of $3.7 million for the quarter ended December 31, 2017. The December 31, 2018 quarterly earnings reflects higher net interest income driven primarily by growth within the residential and commercial loan portfolios and a decrease in income tax expense. The December 31, 2017 quarterly earnings includes the impact from the revaluation of our gross deferred tax assets and liabilities as a result of the enactment of the Tax Cut and Jobs Act in December 2017, which decreased the federal corporate tax rate.

For the year ended December 31, 2018, the Company reported net income of $22.7 million, or $0.20 per basic and diluted share, compared to net income of $24.8 million for the year ended December 31, 2017. The decrease in earnings year over year is primarily driven by the $34.8 million one-time expense related to the contribution of shares of the Company's common stock to the Columbia Bank Foundation in April 2018 in connection with the completion of the Company's minority stock offering. Excluding this charitable contribution and other non-core items, core net income would have been $50.1 million for the year ended December 31, 2018, an increase of $20.9 million, or 71.7% as compared to core net income for the same period in 2017.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "Our fourth quarter results demonstrate strong core earnings and fee income growth over prior periods and reflect the efforts of management to grow in this challenging interest rate environment. We continue to stay focused on providing superior products and services as we enter new markets and bolstering existing customer relationships in order to generate long-term shareholder value. I'm also proud that the Columbia Bank Foundation has been able to help 384 charities and communities throughout the markets we serve. Our overall charitable giving through the foundation reached record levels in 2018 and we remain committed to continuing our charitable giving efforts in 2019."

Results of Operations for the Quarter Ended December 31, 2018 and December 31, 2017

Net income of $14.9 million was recorded for the quarter ended December 31, 2018, compared to net income of $3.7 million for the quarter ended December 31, 2017. The increase of $11.2 million was primarily attributable to a $6.4 million increase in net interest income and the lower income tax expense, since the 2017 period included a $4.7 million charge due to the revaluation of deferred tax assets and liabilities as noted above. In addition, the provision for loan losses decreased $2.6 million, primarily as a result of improvements in credit metrics.
Net interest income was $43.4 million for the quarter ended December 31, 2018, an increase of $6.4 million, or 17.5%, from $36.9 million for the quarter ended December 31, 2017. The increase in net interest income was attributable to a $12.6 million increase in interest and dividend income, which was partially offset by a $6.2 million increase in interest expense. The increase in interest and dividend income for the quarter ended December 31, 2018 was largely due to an increase in the average balances of loans and securities.

The Company's net interest margin for the quarter ended December 31, 2018 decreased five basis points to 2.74% when compared to 2.79% for the quarter ended December 31, 2017. The weighted average yield on interest-earning assets increased 20 basis points to 3.91% for the quarter ended December 31, 2018 compared with 3.71% for the quarter ended December 31, 2017. The average cost of interest bearing liabilities increased 39 basis points to 1.52% for the quarter ended December 31, 2018 as compared to 1.13% for the quarter ended December 31, 2017.
The average yield on loans increased 24 basis points to 4.15% from 3.91%, while the yield on securities increased 24 basis points to 2.88% from 2.64%, for the quarter ended December 31, 2018 as compared to the quarter ended December 31, 2017.

The $4.2 million increase in interest expense on deposits was largely the result of a $140.2 million increase in the average balance of interest bearing deposits combined with a 42 basis point increase in the cost of deposits which was driven by higher market rates and a shift in the mix between core deposits and certificates of deposit.
The provision for loan losses was $777 thousand for the quarter ended December 31, 2018, a decrease of approximately $2.6 million from $3.4 million for the quarter ended December 31, 2017. The decrease was primarily driven by a decline in non-performing loans and improvements in credit metrics. A portion of the decline in non-performing loans resulted from the sale of $1.7 million of one-to-four family and fixed rate home equity loans during the quarter ended December 31, 2018.
Non-interest income was $6.4 million for the quarter ended December 31, 2018, an increase of $1.7 million or 35.3% from $4.7 million for the quarter ended December 31, 2017. Gain on sale of loans totaled $602 thousand for the quarter ended December 31, 2018 as compared to no gains being recorded in the 2017 period. Income from loan fees increased $417 thousand primarily related to swap fee income while income from bank-owned life insurance increased $253 thousand as a result of an additional $30.0 million purchase made in the third quarter of 2018.
Non-interest expense was $31.0 million for the quarter ended December 31, 2018, an increase of $5.4 million, or 21.1%, from $25.6 million for the quarter ended December 31, 2017. The increase was driven primarily by higher compensation and employee benefit expense as a result of Columbia Bank's newly created employee stock ownership plan, the addition of staff and other performance-based compensation.
Income tax expense was $3.1 million for the quarter ended December 31, 2018 as compared to $9.0 million for the quarter ended December 31, 2017. The decrease is attributable to the effect of the reduction in the federal corporate income tax rate in 2018 coupled with the re-measurement of our net deferred tax assets resulting from the change in the tax rate which resulted in a charge of $4.7 million in the 2017 period.

Results of Operations for the Year Ended December 31, 2018 and December 31, 2017

For the year ended December 31, 2018, net income decreased $2.0 million to $22.7 million, compared to net income of $24.8 million for the year ended December 31, 2017. The decrease was primarily attributable to the previously noted $34.8 million contribution of the Company's common stock to the Columbia Bank Foundation in April of 2018. Excluding this contribution and other non-core items, core net income would have been $50.1 million for the year ended December 31, 2018 as compared to $29.2 million for the year ended December 31, 2017.

Net interest income was $164.0 million for the year ended December 31, 2018, an increase of $20.7 million, or 14.5% from $143.3 million for the year ended December 31, 2017. The increase in net interest income was attributable to a $37.0 million increase in interest and dividend income which was partially offset by a $16.3 million increase in interest expense. The increase in interest and dividend income for the year ended December 31, 2018 was largely due to an increase in average loans and securities balances.

The Company's net interest margin for the year ended December 31, 2018 decreased eight basis points to 2.74% compared with 2.82% for the year ended December 31, 2017. The weighted average yield on interest-earning assets increased five basis points to 3.77% for the year ended December 31, 2018 compared with 3.72% for the year ended December 31, 2017. The average cost of interest bearing-liabilities increased 22 basis points to 1.32% for the year ended December 31, 2018 compared with 1.10% for the year ended December 31, 2017.
The average yield on loans increased 12 basis points while the yield on securities increased 17 basis points for the year ended December 31, 2018 as compared with the year ended December 31, 2017.

For the year ended December 31, 2018, interest expense on deposits was $39.5 million, an increase of $12.5 million or 46.4% from $27.0 million for the year ended December 31, 2017, driven by a $337.1 million increase in the average balance of total interest-bearing deposits coupled with a 26 basis point increase in the cost of deposits. Average borrowings increased by $203.0 million while the average cost of borrowings decreased by 15 basis points.

For the year ended December 31, 2018 the provision for loan losses was $6.7 million, a decrease of $3.1 million from $9.8 million for the year ended December 31, 2017. The decrease was attributable to a continued decline in non-performing loans and improvements in credit metrics. Contributing to the decline in non-performing loans was the sale of $1.7 million of one-to-four family and fixed rate home equity loans as previously discussed.
Non-interest income was $21.7 million for the year ended December 31, 2018, an increase of $4.9 million, or 29.0% from $16.8 million for the year ended December 31, 2017. During 2017, we had $2.2 million of losses recorded on the sale of securities and net losses of $788 thousand recorded on the sale of loans. In 2018, $116 thousand of gains were recorded on the sale of securities and $618 thousand of gains were recorded on the sale of loans in the secondary market. The Company continues to designate loans to be sold in the secondary market and classifies these loans as held-for-sale in the consolidated statement of financial condition.
For the year ended December 31, 2018 non-interest expense was $145.4 million, an increase of $40.0 million, or 37.9%, from $105.4 million for the year ended December 31, 2017. The increase was driven primarily by the above noted $34.8 million contribution of the Company's common stock to the Columbia Bank Foundation. In addition, compensation and employee benefit expenses increased $6.3 million as a result of Columbia Bank's newly created employee stock ownership plan, the addition of staff and other performance-based compensation.
Income tax expense was $10.9 million for the year ended December 31, 2018 as compared to $20.1 million for the year ended December 31, 2017. The decrease is attributable to the effect of the reduction in the federal corporate income tax rate in 2018 coupled with a one-time re-measurement of our net deferred tax assets resulting from the change in the tax rate which resulted in a charge of $4.7 million in the 2017 period.
Balance Sheet Summary

Total assets increased $925.1 million, or 16.0%, to $6.7 billion at December 31, 2018 from $5.8 billion at December 31, 2017. The increase in total assets was primarily attributed to increases in loans receivable, net, of $516.4 million and securities available for sale of $324.2 million. Growth was funded primarily by $492.4 million of net proceeds from the minority stock offering and increases in borrowings and deposits.

Securities available for sale increased $324.2 million to $1.0 billion at December 31, 2018 from $710.6 million at December 31, 2017. Securities held to maturity increased $22.5 million to $262.1 million at December 31, 2018 from $239.6 million at December 31, 2017. These increases were primarily the result of the deployment of proceeds from the minority stock offering into higher yielding assets.
Loans receivable, net increased $516.4 million to $4.9 billion at December 31, 2018 from $4.4 billion at December 31, 2017. One-to-four family, multifamily and commercial real estate, construction loans and commercial business loans contributed to the growth by $215.2 million, $271.7 million, $27.8 million and $55.9 million, respectively. Home equity loans and advances declined $54.4 million between December 31, 2018 and December 31, 2017. At December 31, 2018, the Company had $8.1 million of one-to-four family loans in the held-for-sale portfolio carried at fair value.
Bank-owned life insurance increased $34.0 million to $184.5 million at December 31, 2018 from $150.5 million at December 31, 2017. The increase is primarily the result of the purchase of $30.0 million of additional bank-owned life insurance during the third quarter of 2018.

Total liabilities increased $425.1 million, or 8.0%, to $5.7 billion at December 31, 2018 from $5.3 billion at December 31, 2017. The increase is primarily attributable to an increase in borrowings of $260.1 million and total deposits of $150.6 million. In August 2018, the Company redeemed, in full, $51.5 million of junior subordinated debt securities. The increase in total deposits is primarily attributed to higher certificate of deposit and non interest bearing transaction account balances.

Total stockholders’ equity increased $500.0 million or 105.9%, to $972.1 million at December 31, 2018 from $472.1 million at December 31, 2017. The net increase was primarily due to the completion of the minority stock offering, which resulted in net proceeds of $492.4 million, coupled with net income recorded for the year.

Asset Quality
The Company's total non-performing loans at December 31, 2018 totaled $2.8 million, or 0.06% of total loans receivable, as compared to $6.5 million, or 0.15% of total loans receivable, at December 31, 2017. The Company held $92 thousand in foreclosed assets at December 31, 2018 compared to $959 thousand at December 31, 2017. Non-performing assets as a percentage of total assets totaled 0.04% at December 31, 2018 as compared to 0.13% at December 31, 2017.
In the fourth quarter of 2018, the Company sold $1.7 million of non-performing one-to-four family and fixed rate home equity loans to an independent third party. For the year ended December 31, 2018, net charge-offs totaled $2.5 million, as compared to $3.5 million for the year ended December 31, 2017.
The Company's allowance for loan losses was $62.3 million, or 1.26% of total loans at December 31, 2018, compared to $58.2 million, or 1.31% of total loans, at December 31, 2017.

Annual Meeting of Stockholders

On January 31, 2019, the Company also announced that its annual meeting of stockholders will be held on June 6, 2019.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 49 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy or its deployment of the proceeds raised in its minority public offering; and changes in assumptions used in making such forward-looking statements and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results.  Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
(Unaudited)

	December 31,
	2018	2017
Assets
Cash and due from banks	$42,065	$65,334
Short-term investments	136	164
Total cash and cash equivalents	42,201	65,498

Securities available for sale, at fair value	1,034,758	710,570
Securities held to maturity, at amortized cost (fair value of $244,239 and $236,125 at December 31, 2018 and December 31, 2017, respectively)	262,143	239,618
Federal Home Loan Bank stock	58,938	44,664
Loans held-for-sale, at fair value	8,081	—

Loans receivable	4,979,182	4,458,648
Less: allowance for loan losses	62,342	58,178
Loans receivable, net	4,916,840	4,400,470

Accrued interest receivable	18,894	15,915
Real estate owned	92	959
Office properties and equipment, net	52,050	42,620
Bank-owned life insurance	184,488	150,521
Goodwill and intangible assets	6,085	5,997
Other assets	107,048	89,668
Total assets	$6,691,618	$5,766,500

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,413,873	$4,263,315
Borrowings	1,189,180	929,057
Advance payments by borrowers for taxes and insurance	32,030	25,563
Accrued expenses and other liabilities	84,475	76,495
Total liabilities	5,719,558	5,294,430

Stockholders' equity:
Total stockholders' equity	972,060	472,070
Total liabilities and stockholders' equity	$6,691,618	$5,766,500

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Interest and dividend income:
Loans receivable	$51,580	$43,043	$189,869	$168,523
Securities available for sale	7,351	5,074	25,338	17,931
Securities held to maturity	1,895	382	7,147	450
Federal funds and interest earning deposits	59	103	1,175	377
Federal Home Loan Bank stock dividends	900	567	2,761	1,993
Total interest and dividend income	61,785	49,169	226,290	189,274
Interest expense:
Deposits	11,810	7,631	39,523	26,999
Borrowings	6,600	4,609	22,733	18,966
Total interest expense	18,410	12,240	62,256	45,965

Net interest income	43,375	36,929	164,034	143,309

Provision for loan losses	777	3,400	6,677	9,826

Net interest income after provision for loan losses	42,598	33,529	157,357	133,483

Non-interest income:
Demand deposit account fees	1,067	960	3,987	3,778
Bank-owned life insurance	1,342	1,089	5,208	4,938
Title insurance fees	1,079	1,017	4,297	3,844
Loan fees and service charges	982	565	2,519	2,143
(Loss) Gain on securities transactions, net	—	(60)	116	(2,159)
Gain (Loss) on sale of loans	602	—	618	(788)
(Loss) Gain on sale of real estate owned	(11)	—	(56)	245
Other non-interest income	1,344	1,162	4,999	4,817
Total non-interest income	6,405	4,733	21,688	16,818

Non-interest expense:
Compensation and employee benefits	19,978	15,624	69,907	63,605
Occupancy	3,784	3,382	14,547	13,475
Federal deposit insurance premiums	489	414	1,893	1,654
Advertising	995	1,408	4,137	4,775
Professional fees	478	398	1,432	1,533
Data processing	656	595	2,600	2,309
Charitable contribution to foundation	—	—	34,767	3,509
Other non-interest expense	4,633	3,780	16,103	14,561
Total non-interest expense	31,013	25,601	145,386	105,421

Income before income tax expense	17,990	12,661	33,659	44,880

Income tax expense	3,123	8,983	10,923	20,123

Net income	$14,867	$3,678	$22,736	$24,757
Basic and diluted earnings per share	$0.13	N/A	$0.20	N/A
Weighted average shares outstanding	111,423,361	N/A	111,395,723	N/A

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(In thousands)			(In thousands)
Interest-earnings assets:
Loans	$4,935,812	$51,580	4.15%	$4,365,207	$43,043	3.91%
Securities	1,273,348	9,246	2.88%	819,770	5,456	2.64%
Other interest-earning assets	63,821	959	5.96%	66,715	670	3.99%
Total interest-earning assets	6,272,981	61,785	3.91%	5,251,692	49,169	3.71%
Non-interest-earning assets	339,118			288,532
Total assets	$6,612,099			$5,540,224

Interest-bearing liabilities:
Interest-bearing demand	$1,251,211	$3,098	0.98%	$1,350,939	$2,312	0.68%
Money market accounts	270,981	449	0.66%	271,638	196	0.29%
Savings and club deposits	510,543	201	0.16%	543,269	210	0.15%
Certificates of deposit	1,662,619	8,062	1.92%	1,389,306	4,913	1.40%
Total interest-bearing deposits	3,695,354	11,810	1.27%	3,555,152	7,631	0.85%
FHLB advances	1,122,047	6,600	2.33%	659,353	3,362	2.02%
Junior subordinated debt	—	—	—%	50,648	1,044	8.18%
Other borrowings	—	—	—%	21,957	203	3.67%
Total borrowings	1,122,047	6,600	2.33%	731,958	4,609	2.50%
Total interest-bearing liabilities	4,817,401	$18,410	1.52%	4,287,110	$12,240	1.13%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	727,308			673,093
Other non-interest-bearing liabilities	112,437			94,276
Total liabilities	5,657,146			5,054,479
Total equity	954,953			485,745
Total liabilities and equity	$6,612,099			$5,540,224

Net interest income		$43,375			$36,929
Interest rate spread			2.39%			2.58%
Net interest-earning assets	$1,455,580			$964,582
Net interest margin			2.74%			2.79%
Ratio of interest-earning assets to interest-bearing liabilities	130.22%			122.50%

	For the Year Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(In thousands)			(In thousands)
Interest-earnings assets:
Loans	$4,711,915	$189,869	4.03%	$4,312,887	$168,523	3.91%
Securities	1,171,617	32,485	2.77%	707,427	18,381	2.60%
Other interest-earning assets	111,218	3,936	3.54%	67,578	2,370	3.51%
Total interest-earning assets	5,994,750	$226,290	3.77%	5,087,892	$189,274	3.72%
Non-interest-earning assets	324,499			266,061
Total assets	$6,319,249			$5,353,953

Interest-bearing liabilities:
Interest-bearing demand	$1,323,766	$11,395	0.86%	$1,305,412	$8,048	0.62%
Money market accounts	299,389	1,538	0.51%	272,230	770	0.28%
Savings and club deposits	628,746	993	0.16%	545,640	841	0.15%
Certificates of deposit	1,514,843	25,597	1.69%	1,306,365	17,340	1.33%
Total interest-bearing deposits	3,766,744	39,523	1.05%	3,429,647	26,999	0.79%
FHLB advances	912,032	19,263	2.11%	654,561	13,408	2.05%
Junior subordinated debt	31,422	3,467	11.03%	50,628	4,177	8.25%
Other borrowings	222	3	1.35%	35,452	1,381	3.90%
Total borrowings	943,676	22,733	2.41%	740,641	18,966	2.56%
Total interest-bearing liabilities	4,710,420	$62,256	1.32%	4,170,288	$45,965	1.10%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	704,155			627,999
Other non-interest-bearing liabilities	112,785			94,754
Total liabilities	5,527,360			4,893,041
Total equity	791,889			460,912
Total liabilities and equity	$6,319,249			$5,353,953

Net interest income		$164,034			$143,309
Interest rate spread			2.45%			2.62%
Net interest-earning assets	$1,284,330			$917,604
Net interest margin			2.74%			2.82%
Ratio of interest-earning assets to interest-bearing liabilities	127.27%			122.00%

The following table summarizes the components of net interest rate spread and margin for the previous five quarters.

	Average Yields/Costs by Quarter
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Yield on interest earning assets:
Loans	4.15%	4.01	3.98	3.96	3.91%
Investment securities	2.88%	2.75	2.70	2.74	2.64%
Other interest-earning assets	5.96%	4.45	2.99	2.77	3.99%
Total interest-earning assets	3.91%	3.76	3.70	3.71	3.71%

Cost of interest bearing liabilities:
Total interest-bearing deposits	1.27%	1.16	0.94	0.85	0.85%
Total borrowings	2.33%	2.52	2.59	2.22	2.50%
Total interest-earning liabilities	1.52%	1.47	1.20	1.09	1.13%

Interest rate spread	2.39%	2.29	2.50	2.62	2.58%
Net interest margin	2.74%	2.65	2.76	2.80	2.79%

Ratio of interest-earning assets to interest bearing liabilities	130.22%	131.35	127.44	119.93	122.50%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.89%	0.26%	0.36%	0.46%
Core return on average assets	0.89%	0.27%	0.79%	0.55%
Return on average equity	6.18%	3.00%	2.87%	5.37%
Core return on average equity	6.18%	3.04%	6.12%	6.27%
Interest rate spread	2.39%	2.58%	2.45%	2.62%
Net interest margin	2.74%	2.79%	2.74%	2.82%
Non-interest expense to average assets	1.86%	1.83%	2.30%	1.97%
Efficiency ratio	62.30%	61.45%	78.28%	65.84%
Core efficiency ratio	62.30%	61.54%	59.52%	64.51%
Average interest-earning assets to average interest-bearing liabilities	130.22%	122.50%	127.27%	122.00%

(1) Ratios are annualized for the three month periods presented.

	December 31,
CAPITAL RATIOS:	2018	2017
Company:
Total capital (to risk-weighted assets)	23.45%	15.01%
Tier 1 capital (to risk-weighted assets)	22.19%	13.76%
Common equity tier 1 capital (to risk-weighted assets)	22.19%	12.55%
Tier 1 capital (to adjusted total assets)	15.75%	10.54%

Columbia Bank:
Total capital (to risk-weighted assets)	19.04%	14.90%
Tier 1 capital (to risk-weighted assets)	17.79%	13.64%
Common equity tier 1 capital (to risk-weighted assets)	17.79%	13.64%
Tier 1 capital (to adjusted total assets)	12.60%	10.44%

ASSET QUALITY:
(Dollars in thousands)	December 31,
	2018	2017

Non-accrual loans	$2,789	$6,525
90+ and still accruing	—	—
Non-performing loans	2,789	6,525
Foreclosed assets	92	959
Total Non-performing assets	$2,881	$7,484

Non-performing loans to total loans receivable	0.06%	0.15%
Non-performing assets to total assets	0.04%	0.13%
Allowance for loan losses	$62,342	$58,178
Allowance for loan losses to total non-performing loans	2,235.28%	891.62%
Allowance for loan losses to gross loans	1.26%	1.31%

LOAN DATA:
(In thousands)	December 31,
	2018	2017
Real estate loans:
One-to-four family	$1,830,186	$1,615,000
Multifamily and commercial	2,142,154	1,870,475
Construction	261,473	233,652
Commercial business loans	333,876	277,970
Consumer loans:
Home equity loans and advances	393,492	447,920
Other consumer loans	1,108	998
Total gross loans	4,962,289	4,446,015
Net deferred loan costs, fees and purchased premiums and discounts	16,893	12,633
Allowance for loan losses	(62,342)	(58,178)
Loans receivable, net	$4,916,840	$4,400,470

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
(Dollars in thousands)	At December 31,
	2018	2017

Total stockholders' equity	$972,060	$472,070
Less: goodwill	5,716	5,716
Total tangible stockholders' equity	$966,344	$466,354

Shares outstanding	115,889,175	—

Book value per share	$8.39	N/A
Tangible book value per share	$8.34	N/A

Reconciliation to Core Net Income
(In thousands)	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net income	$14,867	$3,678	$22,736	$24,757
Add: contribution to charitable foundation net of tax benefit	—	—	27,466	2,744
Add: losses (gains) on sale of securities, net of tax	—	47	(79)	1,689
Core net income	$14,867	$3,725	$50,123	$29,190

Return on Average Assets
(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net income	$14,867	$3,678	$22,736	$24,757

Average assets	$6,612,099	$5,540,224	$6,319,249	$5,353,953

Return on average assets	0.89%	0.26%	0.36%	0.46%

Core net income	$14,867	$3,725	$50,123	$29,190

Core return on average assets	0.89%	0.27%	0.79%	0.55%

Return on Average Equity
(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Total average stockholders' equity	$954,953	$485,745	$791,889	$460,912
Add: contribution to charitable foundation net of tax benefit	—	—	27,466	2,744
Add: losses (gains) on sale of securities, net of tax	—	47	(79)	1,689
Core average stockholder's equity	$954,953	$485,792	$819,276	$465,345

Return on average equity	6.18%	3.00%	2.87%	5.37%

Core return on average equity	6.18%	3.04%	6.12%	6.27%

Efficiency Ratios
(Dollars in thousands)	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017

Net interest income	$43,375	$36,929	$164,034	$143,309
Non-interest income	6,405	4,733	21,688	16,818
Total revenue	$49,780	$41,662	$185,722	$160,127

Non-interest expense	$31,013	$25,601	$145,386	$105,421

Efficiency ratio	62.30%	61.45%	78.28%	65.84%

Non-interest income	$6,405	$4,733	$21,688	$16,818
Add: losses (gains) on sale of securities	—	(60)	116	(2,159)
Core non-interest income	$6,405	$4,673	$21,804	$14,659

Non-interest expense	$31,013	$25,601	$145,386	$105,421
Less: contribution to charitable foundation	—	—	34,767	3,509
Core non-interest expense	$31,013	$25,601	$110,619	$101,912

Core efficiency ratio	62.30%	61.54%	59.52%	64.51%